As filed with the Securities and Exchange Commission on June 15, 2006	Registration No. 333-129172

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

Post-Effective Amendment No. 1 to

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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COSTCO WHOLESALE CORPORATION

(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	33-0572969 (I.R.S. Employer Identification No.)

999 Lake Drive

Issaquah, Washington 98027

(425) 313-8100

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Second Restated 2002 Stock Incentive Plan of Costco Wholesale Corporation

(Full title of the plan)

Richard J. Olin

Vice President and General Counsel

Costco Wholesale Corporation

999 Lake Drive

Issaquah, Washington 98027

(425) 313-8100

(Names and addresses, including zip codes, and telephone numbers, including area codes, of agent for service)

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CALCULATION OF REGISTRATION FEE

Title of shares to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.005 par value	10,000,000	$52.31	$523,100,000	$55,971.70

(1) These shares were approved for grant under the Plan by the Company’s shareholders at the Annual Meeting of Shareholders on January 25, 2006 and are in addition to shares previously registered under the Plan.

(2) Calculated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended (the “Act”) based on the price of the outstanding shares of common stock as of June 12, 2006 as determined in accordance with Rule 457(c) under the Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION

STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Costco Wholesale Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement:

(a)	Annual Report on Form 10-K for the year ended August 28, 2005;
(b)	Quarterly Report on Form 10-Q for the quarters ended November 20, 2005; and February 12, 2006;
(c)	Current Reports on Form 8-K filed November 18, 2005; April 25, 2006; and June 12, 2006
(d)	The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A, and any amendments or reports filed for the purpose of updating these descriptions.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not Applicable

Item 5. Interests of Named Experts and Counsel.

None

Item 6. Indemnification of Directors and Officers.

Section 23B.08.320 of the Washington Business Corporations Act (the “WBCA”) permits a corporation to limit its directors’ liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except for (a) acts or omissions involving intentional misconduct or a knowing violation of law, (b) certain unlawful distributions or loans in violation of Section 23B.08.310 of the Revised Code of Washington, or (c) transactions whereby the director received an improper personal benefit. Article VI of the Registrant’s Amended and Restated Articles of Incorporation (dated November 7, 1995) contains provisions limiting the liability of Registrant’s directors to the Registrant or its shareholders to the fullest extent permitted by Washington law.

Sections 23B.08.500 through 23B.08.600 of the WBCA authorize a corporation to indemnify its directors, officers, employees and agents against certain liabilities they may incur in such capacities, including liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), provided they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Article IX of the Registrant’s Amended and Restated Bylaws requires the Registrant to indemnify its directors, officers, employees and other agents to the fullest extent permitted by Washington law.

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Article 10 of the Registrant’s Amended and Restated Bylaws requires the Registrant to indemnify its directors as set forth in Article VII of the Amended and Restated Articles of Incorporation. Article 10 of the Bylaws further provides that the corporation may, by action of the Board of Directors, grant rights to indemnification and advancement of expenses to officers, employees and agents of the corporation with the same scope and effect as the provisions of Article VII of the Articles of Incorporation with respect to the indemnification and advancement of expenses of directors of the corporation or pursuant to rights provided by WBCA or otherwise.

In addition, the Registrant has entered into indemnification agreements with its directors and certain of its officers, the form of which is included as Annex A to Schedule 14A filed December 13, 1999, and is incorporated by reference into this Registration Statement. The indemnification agreements provide the Registrant’s directors and certain of its officers with indemnification to the maximum extent permitted by the WBCA. The directors and officers of the Registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to liability insurance policies maintained by the Registrant.

The above discussion of the WBCA and the Registrant’s Amended and Restated Bylaws and Amended and Restated Articles of Incorporation is not intended to be exhaustive and is qualified in its entirety by reference to the WBCA, the Amended and Restated Bylaws and the Third Amended and Restated Articles of Incorporation.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	Second Restated 2002 Stock Incentive Plan. Incorporated by reference from Appendix A to the Proxy Statement on Schedule 14A for Registrant’s Annual Meeting held on January 25, 2006.
5.1	Opinion of Heller Ehrman LLP.
23.1	Consent of Heller Ehrman LLP (Included in its opinion filed as Exhibit 5.1).
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.3	Letter of KPMG LLP, Independent Registered Public Accounting Firm re unaudited financial information
24	Power of Attorney (Included on the signature page of the Registration Statement).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

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(ii)         To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Issaquah, State of Washington, on this 15th day of June, 2006.

Costco Wholesale Corporation

By:	/s/ Richard A. Galanti

Richard A. Galanti

Executive Vice President, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 has been signed below by the following persons in the capacities indicated on June 15, 2006.

Jeffrey H. Brotman Chairman of the Board of Directors
/s/ James D. Sinegal* James D. Sinegal President, Chief Executive Officer and Director
/s/ Richard A. Galanti Richard A. Galanti Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)
/s/ Richard D. DiCerchio* Richard D. DiCerchio Senior Executive Vice President, Chief Operating Officer and Director
/s/ Dr. Benjamin S. Carson, Sr.* Dr. Benjamin S. Carson, Sr., M.D. Director

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/s/ Hamilton E. James* Hamilton E. James Director
/s/ Richard M. Libenson* Richard M. Libenson Director
/s/ John W. Meisenbach* John W. Meisenbach Director
/s/ Charles T. Munger* Charles T. Munger Director
/s/Jill S. Ruckelshaus* Jill S. Ruckelshaus Director
Daniel J. Evans Director
/s/ William H. Gates* William H. Gates Director
/s/ Susan L. Decker* Susan L. Decker Director

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/s/ David S. Petterson* David S. Petterson Senior Vice President and Corporate Controller (Principal Accounting Officer)
*By: /s/ Richard A. Galanti Richard. A. Galanti Attorney-in-fact

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Exhibit Index

Exhibit Number	Exhibit
4.1	Second Restated 2002 Stock Incentive Plan.( Incorporated by reference from Appendix A to the Proxy Statement on Schedule 14A for Registrant’s Annual Meeting held on January 25, 2006.)
5.1	Opinion of Heller Ehrman LLP.
23.1	Consent of Heller Ehrman LLP (Included in its opinion filed as Exhibit 5.1).
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.3	Letter of KPMG LLP, Independent Registered Public Accounting Firm re unaudited financial information
24	Power of Attorney (Included on the signature page of the Registration Statement).

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Exhibit 5.1

June 15, 2006

The Board of Directors

Costco Wholesale Corporation

999 Lake Drive

Issaquah, Washington 98027

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished to Costco Wholesale Corporation, a Washington corporation (the “Company”) in connection with the filing of a Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed sale by the Company of up to 10,000,000 shares (the “Shares”) of common stock, par value $.005 (the Common Stock), issuable by the Company under Second Restated 2002 Equity Incentive Plan (the “Plan”).

We have reviewed, among other things, the Company’s Articles of Incorporation and Bylaws, each as amended, the Plan and related agreements and records of corporate proceedings and other actions taken or proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares pursuant to awards made under the Plan. We have made such other factual inquiries as we deemed necessary to render this opinion.

Based upon the foregoing and in reliance thereon, it is our opinion that the reservation for issuance of the Shares pursuant to the Plan has been duly authorized and, when issued pursuant to awards granted and exercised in accordance with the Plan and related agreements, the Shares will be validly issued, fully paid and non-assessable.

We express no opinion herein as to the laws of any state or jurisdiction other than the State of Washington and the federal laws of the United States.

We hereby authorize and consent to the use of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Heller Ehrman LLP

HELLER EHRMAN LLP

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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Costco Wholesale Corporation:

We consent to the use of our reports dated November 9, 2005, with respect to the consolidated balance sheets of Costco Wholesale Corporation as of August 28, 2005 and August 29, 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the 52-week periods ended August 28, 2005, August 29, 2004, and August 31, 2003, management’s assessment of the effectiveness of internal control over financial reporting as of August 28, 2005, and the effectiveness of internal control over financial reporting as of August 28, 2005, incorporated herein by reference.

Our report refers to the Company’s change in method of accounting for cash consideration received from a vendor to conform to the requirements of Emerging Issues Task Force Issue No. 03-10, effective February 16, 2004 and Issue No. 02-16, effective during the year ended August 31, 2003.

/s/ KPMG LLP

Seattle, Washington

June 14, 2006

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Exhbit 23.2

Letter From KPMG LLP, Independent Registered Public Accounting Firm, Regarding Unaudited Financial Information

Costco Wholesale Corporation

Issaquah, Washington

With respect to the registration statement on Form S-8 related to securities issuable under the Amended and Restated 2002 Stock Incentive Plan of Costco Wholesale Corporation, we acknowledge our awareness of the use therein of our reports dated December 19, 2005 and March 20, 2006 related to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Seattle, Washington

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